Exhibit 10.24(c)

FIRST ADDENDUM TO THE

SECOND AMENDMENT TO REAL ESTATE BROKERAGE FRANCHISE AGREEMENT

(2005 Exclusivity Addendum)

This First Addendum to the Second Amendment to Real Estate Brokerage Franchise Agreement (this “2005 Exclusivity Addendum”) is made and entered into this 14th day of June, 2005 (“Effective Date”) by and between Prudential Real Estate Affiliates, Inc., a Delaware corporation (“Franchisor”) and Watermark Realty, Inc., a Delaware corporation, doing business in the state of Florida as Prudential Florida WCI Realty (“Franchisee”) with reference to the following facts:

A.         The Prudential Real Estate Affiliates, Inc., a Delaware corporation (“Original Franchisor”) and Franchisee have previously entered into that certain Real Estate Brokerage Franchise Agreement, a Second Amendment to Real Estate Brokerage Franchise Agreement (the·”Original Exclusivity Amendment”), and Renewal Amendment to Real Estate Brokerage Franchise Agreement, each dated March 4, 2004, as well as various subsequent amendments and addenda (the foregoing agreements, as amended, are referred to collectively herein as the “Franchise Agreement”). Franchisor is successor in interest to Original Franchisor with respect to the Franchise Agreement.  Capitalized term not defined herein shall have the meanings ascribed to them in the Franchise Agreement.

B.         In connection with certain other modifications to the Franchise Agreement as set forth in that certain Third Amendment to Real Estate Brokerage Franchise Agreement of even date herewith (the “Third Amendment”), Franchisor and Franchisee wish to amend the provisions of the Original Exclusivity Amendment to provide for additional protected and exclusive territories, subject to the terms and conditions set forth herein.  It is the specific intention of the parties that the amendments and modifications resulting from this 2005 Exclusivity Addendum are cumulative and supplemental to the Original Exclusivity Amendment, are intended to confer upon Franchisee additional rights in additional localities beyond those provided for therein, and not to modify, limit, disturb or reduce any of Franchisee’s existing rights.  Accordingly, this Amendment to the Second Amendment to Real Estate Brokerage Franchise Agreement shall in all cases be construed such that no existing rights of Franchisee are in any way modified, reduced, circumscribed, disturbed or otherwise affected, and the Original Exclusivity Amendment shall remain in full force and effect except as it is otherwise modified by this 2005 Exclusivity Addendum, and is hereby specifically ratified and readopted by the parties hereto.

C.         The parties agree that the Original Exclusivity Amendment, and therefore, the Franchise Agreement, is hereby amended by inserting the following provisions as additional paragraphs to the Original Exclusivity Amendment, and the following provisions shall have effect notwithstanding any contrary provision of the Franchise Agreement.

NOW, THEREFORE, in consideration of the foregoing, the mutual covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

l.           Modification of Exclusive Territory.  The Parties hereto acknowledge and agree that the Exclusive Territory as defined in paragraph 2 of the Original Exclusivity Amendment has not been modified since the effective date of the Original Exclusivity Amendment, and that nothing contained in this 2005 Exclusivity Addendum is intended to modify or reduce the Exclusive Territory as it is described in the Original Exclusivity Amendment.  Franchisor and Franchisee acknowledge and  agree  that  the  provisions of Paragraphs 2, 3 and 4 of this 2005 Exclusivity Addendum provide opportunities for Franchisee to obtain additional territories which are subject to exclusivity arrangements, subject to the satisfaction of the conditions set forth herein with respect to the Orlando Protected Territory (as set forth in Paragraph 2), the Pensacola Protected Territory (as set forth in Paragraph 3), and/or the  Indian River/St. Lucie Protected Territory (as set forth in Paragraph 4). Any additional territories made subject to exclusivity arrangements pursuant to this 2005 Exclusivity Addendum shall be grouped together and  treated as a second exclusive territory (hereafter referred to as the “2005 Exclusive Territory”), separate and apart from the original Exclusive Territory.

2.        Protected Territory- Orlando, Florida.

(a)          Orlando Protected Territory.  Franchisor agrees that for a period of twenty-one (21) months beyond the Effective Date of this Amendment, so long as Franchisee is in compliance with all terms and conditions of the New Franchise Agreement, Franchisor shall not authorize any new franchises in the Counties of Orange, Seminole, Osceola and Lake, State of Florida (“Orlando Protected Territory”), other than as set forth in paragraph 2(c), below.  In the event that Franchisor is presented with an opportunity to grant a new franchise within the Orlando Protected Territory, then with the consent of the prospective franchisee, Franchisor shall notify Franchisee to provide Franchisee with the opportunity to approach such inquiring party concerning possible acquisition by Franchisee.

(b)          Conversion to Orlando Exclusive Territory.  Franchisor agrees to grant exclusivity to Franchisee with respect to the  Orlando Protected Territory (excepting therefrom any Existing Franchisees as of the date of the grant of exclusivity in accordance with Paragraph 3 of the Original Exclusivity Amendment), so long as Franchisee, with Franchisor’s consent, has opened at least one (1) office in the Orlando Protected Territory and has achieved annualized Gross Revenues on a rolling twelve (12) month basis in an amount of no less than  Ten Million Dollars ($10,000,000) in the Orlando Protected Territory within twenty-one (21) months from the Effective Date hereof.  Should such exclusivity be granted to the Orlando Protected Territory, it shall thereafter be known and defined as the “Orlando Exclusive Territory” and the 2005 Exclusive Territory shall be amended to include the Orlando Exclusive Territory.

(c)          Negotiations with Potential Affiliate.  Franchisee acknowledges and agrees that in addition to any Existing Franchisees doing business in the Orlando Protected Territory as of the Effective Date, Franchisor has identified and is currently negotiating with a potential affiliate (the “Potential Affiliate”) which intends to operate a Location within the

Orlando Protected Territory if such Potential Affiliate and Franchisor enter into a franchise agreement, and that such Location will be permitted as if it were a pre-existing franchisee business location.  Notwithstanding any language to the contrary herein, Franchisor agrees that if the Orlando Protected Territory is added to Franchisee’s Exclusive Territory in accordance with the terms hereof, then contingent upon Franchisee’s continued satisfaction of the provisions of Paragraph 6 of this 2005 Exclusivity Addendum, the Potential Affiliate shall not be permitted to operate from more than one (l) Location in the Orlando Exclusive Territory, with the physical location of such Potential Affiliate’s Location to be determined by Franchisor and the Potential Affiliate in accordance with their separate franchise agreement; provided that such Potential Affiliate’s Location shall at all times be located within a three-mile radius of its current office at 12530 Lake Underhill Rd., Orlando, FL.  Franchisee shall have no right under any circumstances to approve or disapprove the physical location of such Potential Affiliate’s Location.

(d)         Agreement regarding Four Corners.  Contingent upon Franchisee’s satisfaction of the provisions of Paragraph 6 of this 2005 Exclusivity Addendum, Franchisor further agrees that it shall not approve the opening of any Additional Locations by Prudential Four Comers Realty (which is an Existing Franchisee) in the Orlando Protected Territory during the period from the Effective Date of this Third Amendment through the date which is twenty-one (21) months from the Effective Date hereof.  Franchisor hereby represents that Prudential Four Comers Realty is its only franchisee currently operating a Location in the Orlando Protected Territory.

3.        Protected Territory - Pensacola, Florida.

(a)          Pensacola Protected Territory.  The Third Amendment provides, among other things, for the grant of Franchisor’s consent to the acquisition by Franchisee of Gulf Coast Realty Services, Inc. d/b/a Prudential Tropical Realty of Pensacola (“Tropical of Pensacola”), which is Franchisor’s current Affiliate in the Pensacola area.  Franchisor agrees that for a 21 month period commencing on the Effective Date hereof, so long as Franchisee is in compliance with all terms and conditions of the New Franchise Agreement, Franchisor shall not approve any new franchises in the County of Escambia (the “Pensacola Protected Territory”).  In the event that Franchisor is presented with an opportunity to grant a new franchise within the Pensacola Protected Territory, then with the consent of the prospective franchisee, Franchisor shall notify Franchisee to provide Franchisee with the opportunity to approach such inquiring party concerning possible acquisition by Franchisee.

(b)         Conversion to Exclusive Territory.  Franchisor agrees to grant exclusivity to Franchisee with respect to the Pensacola Protected Territory (excepting therefrom any Existing Franchisees as of the date of the grant of exclusivity in accordance with Paragraph 3 of the Original Exclusivity Amendment), so long as Franchisee has achieved total annualized Gross Revenues on a rolling twelve (12) month basis in an amount of no less than Two Million Dollars ($2,000,000) in the Pensacola Protected Territory within 21 months from the Effective Date of this Amendment.  Should such exclusivity be granted to the Pensacola Protected Territory, it shall thereafter be known and defined as the “Pensacola Exclusive Territory” and the 2005 Exclusive Territory shall be amended to include the Pensacola Exclusive Territory.

4.         Protected Territory- Counties of Indian River and St. Lucie, Florida.

(a)       Indian River/St. Lucie Protected Territory.  Franchisor agrees that for a 21 month period commencing on the Effective Date of this Amendment, so long as Franchisee is in compliance with all terms and conditions of the New Franchise Agreement, Franchisor shall not approve any new franchises in the Counties of Indian  River or St. Lucie, State of Florida (the “Indian River/St. Lucie Protected Territory”). In the event, that  Franchisor  is presented with an opportunity to grant a new franchise within the Indian River/St. Lucie Protected Territory, then with the consent of the prospective franchisee, Franchisor shall notify Franchisee, to provide Franchisee with the opportunity to approach such inquiring party  concerning  possible  acquisition by Franchisee.

(b)       Conversion to Exclusive Territory.  Franchisor agrees to grant exclusivity to Franchisee with respect to the Indian River/St. Lucie Protected Territory (excepting therefrom any Existing Franchisees as of the date of the grant of exclusivity in accordance with Paragraph 3 of the Original Exclusivity Amendment), so long as Franchisee, with Franchisor’s consent, has opened at least one (1) office in Indian River County or St. Lucie County and has achieved annualized Gross Revenues on a rolling twelve (12) month basis in an amount of no less than Four Million  Dollars ($4,000,000) in the Indian River/St. Lucie Protected Territory within 21 months from the Effective Date hereof.  Should such exclusivity be granted to the Indian River/St. Lucie Protected Territory it shall thereafter be known and defined as the “Indian River/St. Lucie Exclusive Territory” and the 2005 Exclusive Territory shall be amended to include the Indian River/St. Lucie Exclusive Territory.

5.         Minimum Performance Criteria for Maintenance of 2005 Exclusive Territory

(a)        In the event that Franchisee successfully complies with the provisions  of one or more of Paragraphs 2, 3 or 4 of this 2005 Exclusivity Addendum and is therefore entitled to include one or more of the Orlando Protected Territory, the Pensacola Protected Territory, and the Indian River/St. Lucie Protected Territory as part of its 2005 Exclusive Territory, then, subject to further adjustment as set forth in this Paragraph 5(a), in order to maintain the 2005 Exclusive Territory Franchisee shall increase its Gross Revenues in the 2005 Exclusive Territory in each Anniversary Year over the  remaining term of the Franchise Agreement in accordance with the progression rate set forth below.  The progression rate shall be as follows and the Gross Revenues for the 2005 Exclusive Territory shall be measured annually on each Measurement Date, beginning on December 31, 2007:

(i)          If Franchisee’s 2005 Exclusive Territory includes the Orlando Exclusive Territory in accordance with Paragraph 2, then the minimum Gross Revenues target for the 2005 Exclusive Territory shall be increased by $10,750,000 for the first Measurement Date (12/31/2007).

(ii)      If Franchisee’s 2005 Exclusive Territory includes the Pensacola Exclusive Territory in accordance with Paragraph 3, then the minimum Gross Revenues target for the 2005 Exclusive Territory shall be increased by $2,150,000 for the first Measurement Date (12/31/2007).

(iii)     If Franchisee is granted the Indian River/St. Lucie Exclusive

Territory in accordance with Paragraph 7, then the minimum Gross Revenues target for the 2005 Exclusive Territory shall be increased by $4,300,000 for the first Measurement Date (12/31/2007).

(iv)     Any increase to the minimum Gross Revenues target for the 2005 Exclusive Territory resulting from the above subparagraphs shall be cumulative.  If Franchisee is not granted any portion of the 2005 Exclusive Territory in accordance with Paragraphs 2, 3 or 4, then this paragraph 5 shall have no force or effect.

(v)         If Franchisee has been granted any portion of the 2005 Exclusive Territory, then the minimum Gross Revenues target for the 2005 Exclusive Territory shall be calculated in accordance with the following schedule for each subsequent Measurement Date:

On or before the second Measurement Date (12/31/2008):  Gross Revenues  for the 2005 Exclusive Territory shall be no less than the minimum Gross Revenues target for the first Measurement Date multiplied by 110%

On or before the third Measurement Date (12/31/2009) and on each Measurement Date thereafter:  Gross Revenues for the 2005 Exclusive Territory shall be no less than the minimum Gross Revenues target for the immediately preceding Measurement Date multiplied by 105%

By way of example, if the 2005 Exclusive Territory includes each of the Orlando Exclusive Territory and the Pensacola Exclusive Territory,  but does not include the Indian River/St. Lucie Exclusive Territory, then the minimum Gross Revenues target for the 2005 Exclusive Territory would be $12,900,000  (calculated as $10,750,000 plus $2,150,000) for the first Measurement Date, the minimum Gross Revenues target for the 2005 Exclusive Territory would be $14,190,000  (calculated as the preceding target of $12,900,000 multiplied by 110%) for the second Measurement Date, the minimum Gross Revenues target for the 2005 Exclusive Territory would be $14,899,500 (calculated as the preceding target of $14,190,000 multiplied by 105%) for the third Measurement Date, and the minimum Gross Revenues target for each succeeding Measurement Date would be calculated in like fashion.

(c)        Franchisee currently has no locations in Manatee County.  In order to maintain Manatee County as part of the Exclusive Territory, Franchisee shall open at least one (1) office in Manatee County within the first eighteen (18) months following March 4, 2004, the original Effective Date of the Franchise Agreement.  Franchisor acknowledges that Franchisee has previously submitted an application to open an office in Manatee County and that such application shall be processed and approved promptly following the execution of this 2005 Exclusivity Addendum and the Third Amendment by all parties hereto and thereto.

6.         Termination of Exclusivity in 2005 Exclusive Territory.

a)          If (i) Franchisee  fails to increase its Gross Revenues in any Anniversary Year as measured on any Measurement Date as set forth above, or (ii) fails to provide the information required as set forth above within ninety (90) days after any Measurement Date, then all rights and obligations of Franchisor and Franchisee under this 2005 Exclusivity Addendum with respect to the 2005 Exclusive Territory shall terminate thirty (30) days after notice from Franchisor to Franchisee, without opportunity to cure.  Notwithstanding the foregoing, in the event that Franchisee’s rights with respect to the 2005 Exclusive Territory have terminated pursuant to item (i) in the preceding sentence, then if within ninety (90) days following the applicable Measurement Date, Franchisee acquires one or more companies (or effectuates a walkover of sales associates from one or more companies) in the 2005 Exclusive Territory such that when the Gross Revenues attributable to such acquisitions or walkovers when added to Franchisee’s Gross Revenues for such measurement period would satisfy the minimum performance criteria for the 2005 Exclusive Territory, then Franchisee shall  be deemed to have met the minimum performance criteria for the 2005 Exclusive Territory for that Anniversary Year.

b)         If any payments of Continuing Royalty, Advertising Fees, or any other amounts due to Franchisor from Franchisee under the terms of the  Franchise Agreement,  or under any other agreement to which both Franchisor  and Franchisee or any of Franchisee’s affiliates or Equity Holders are a party, are delinquent and unpaid for 30 days; then all rights and obligations of Franchisee and Franchisor under this 2005 Exclusivity Addendum shall terminate thirty (30) days after notice from Franchisor to Franchisee, without opportunity to cure.

c)          If Franchisee is in material breach (other than a payment default described in subparagraph (b), above) of any provision of the Franchise Agreement, or any other agreement to which both Franchisor or any of its affiliates and either Franchisee or any of its affiliates or Equity Holders are party, for 30 days after written notice and demand to cure from Franchisor; then all rights and obligations of Franchisee and Franchisor under this 2005 Exclusivity Addendum with respect to the 2005 Exclusive Territory shall terminate thirty (30) days after notice from Franchisor to Franchisee, without further opportunity to cure.

d)          If Franchisee does not execute a renewal franchise agreement in accordance with paragraph 6 02(a)(ii) of the Franchise Agreement within the time permitted, then Franchisor shall have the right to immediately begin the marketing of new franchises within the 2005 Exclusive Territory.

7.        Commercial Protected Territory.

Franchisor agrees that so long as Franchisee is in compliance with all terms and conditions of the Franchise Agreement and Franchisee exceeds Four Hundred Fifty Thousand Dollars ($450,000) in closed commercial gross commission income in each Anniversary Year, for the entire term of the Franchise Agreement, Franchisor shall not approve any new commercial franchises in Collier or Lee Counties in the Exclusive Territory (“Collier-Lee Commercial Protected Territory”).  In the event Franchisee fails to achieve Four Hundred Fifty Thousand Dollars ($450,000) in closed commercial gross commission income in any Anniversary Year, than the Collier-Lee Commercial Protected Territory shall become null and void and of no further force and effect.

8.       Except as modified herein, all other terms and conditions of the Franchise Agreement remain in full force and effect

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IN WITNESS WHEREOF, the parties hereto have caused this 2005 Exclusivity Addendum to be executed on or as of the date indicated above:

FRANCHISEE:

WATERMARK REALTY, INC.
A Delaware corporation

By:	/s/	Rei Mesa
Rei Mesa
Its:		President

Acknowledged and agreed by WCI Communities, Inc., sole shareholder of Watermark Realty, Inc.

By:	/s/	David Fry
David Fry
Its:		Senior Vice President

FRANCHISOR:

PRUDENTIAL REAL ESTATE AFFILIATES, INC.
A Delaware corporation

By:	/s/	Earl W. Lee
Earl W. Lee
Its:		President

By:	/s/	David S. Beard
David S. Beard
Its:		Vice President, Corporate Counsel
and Assistant Secretary